(d)(1)(iii)

February 1, 2011

ING Investments, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ  85258

Dear Mr. Modic:

Pursuant to the Amended and Restated Investment Advisory Agreement dated April 30, 2001, as amended, between ING Variable Products Trust and ING Investments, LLC (the “Agreement”) we hereby notify you of our intention to modify the annual investment management fee for ING International Value Portfolio (the “Portfolio”), effective on or about February 1, 2011. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended and Restated Schedule A of the Agreement. The Amended and Restated Schedule A, with the annual investment management fee indicated for the Portfolio, is attached hereto.

Please signify your acceptance to the modification of the investment management fee for the Portfolio by signing below where indicated.

Very sincerely,

/s/ Kimberly A. Anderson

Kimberly A. Anderson

Senior Vice President

ING Variable Products Trust

ACCEPTED AND AGREED TO:

ING Investments, LLC

/s/ Todd Modic_____

Todd Modic

Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Variable Products Trust

 AMENDED AND RESTATED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

between

ING VARIABLE PRODUCTS TRUST

and

ING INVESTMENTS, LLC

Funds	Annual Investment Management Fee (as a percentage of average daily net assets)

ING International Value Portfolio	0.80% on assets up to $250 million; 0.75% on next $500 million; and 0.70% on assets greater that $750 million

ING MidCap Opportunities Portfolio	0.75% on first $250 million 0.70% next $400 million 0.65% next $450 million 0.60% thereafter

ING SmallCap Opportunities Portfolio

0.75% of the first $250 million of assets
0.70% of the next $250 million of assets
0.65% of the next $250 million of assets
0.60% of the next $250 million of assets
0.55% of the assets in excess of $1 billion